CERTIFICATE OF AMENDMENT
                    TO ARTICLES OF INCORPORATION
                                OF
                             eCONNECT

I, Thomas S. Hughes, certify that:

1.The original articles of the Company were filed with the Office of the Secretary of State on March 8, 1999.

2.Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendment to the Articles of Incorporation of this
Corporation:

"This Corporation is authorized to issue only one class of shares of stock, the total number of which is 300,000,000 shares, each with a par value of $0.001."

3. At the duly called and noticed annual meeting of the shareholders of the Company, held on October 30, 2000, this amendment was approved by the shareholders of the Company in compliance with Nevada Revised Statues 78.390, as follows: A total of 70,450,783 shares of common stock appeared in person or by proxy (this exceeds the quorum requirements as set forth in the Bylaws of the Company); a total of 70,321,492 shares voted in favor of this amendment, 101,908 shares against the amendment, and 27,382 shares abstained.


/s/  Thomas S. Hughes
Thomas S. Hughes, President/Director


Verification

State of California
                      SS
County of Los Angeles

On this 20th day of November, 2000, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment to Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/

Notary Public in and for saidCounty and State